                                                                 Exhibit (h)(iv)
                         SUB-TRANSFER AGENCY AGREEMENT
                         -----------------------------


     AGREEMENT made this 31st day of March, 2000, between THE FIFTH THIRD BANK ("Fifth Third"), an Ohio state chartered bank, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation.

     WHEREAS, Fifth Third has entered into a Transfer Agency and Accounting Services Agreement, dated December 12, 1989 (the "Transfer Agency Agreement"), with Fifth Third Funds (the "Company"), a Massachusetts business trust concerning the provision of transfer agency services for the investment portfolios of the Company, all as now or hereafter may be established from time to time (individually referred to herein as a "Fund" and collectively as the "Funds");

     WHEREAS, Fifth Third desires to retain BISYS to assist it in performing certain transfer agency services for the Funds; and

     WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

     1.   Services as the Sub-Transfer Agent.
          ----------------------------------

          BISYS shall perform the transfer agent services set forth in Schedule A hereto. BISYS also agrees to perform such special services incidental to the performance of the services enumerated herein as agreed to by the parties from time to time. BISYS shall perform such additional services as are provided on an amendment to this Agreement, in consideration of such fees as the parties hereto may agree.

     2.   Fees.
          -----

          Fifth Third shall pay BISYS for the services to be provided by BISYS under this Agreement in accordance with, and in the manner set forth in, Schedule B hereto. Fees for any additional services to be provided by BISYS pursuant to an amendment hereto shall be subject to mutual agreement at the time such amendment is proposed.

     3.   Reimbursement of Expenses.
          --------------------------

          In addition to paying BISYS the fees referred to in Section 2 hereof, Fifth Third agrees to reimburse BISYS for BISYS' out-of-pocket expenses in providing services hereunder, including without limitation, the following:

          (a) All freight and other delivery and bonding charges incurred by BISYS in delivering materials to and from the Company and in delivering all materials to shareholders;

          (b) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by BISYS in communication with the Company, Fifth Third, the Company's investment adviser or custodian, dealers, shareholders or others as required for BISYS to perform the services to be provided hereunder;

          (c) Costs of postage, couriers, stock computer paper, statements, labels, envelopes, checks, reports, letters, tax forms, proxies, notices or other form of printed material which shall be required by BISYS for the performance of the services to be provided hereunder;

          (d) The cost of microfilm or microfiche of records or other materials;

          (e)  Sales taxes paid on behalf of the Company;

          (f)  Expenses associated with the tracking of "as-of" trades;

          (g) All systems-related expenses associated with the provision of special reports and services pursuant to Item 8 of Schedule C attached hereto;

          (h) Expenses associated with the processing of multiple classes of shares; provided, however, that, the amount to be reimbursed for the second, third and fourth classes for fifty (50) Funds shall not exceed $250,000 and, provided further, that the amount to be reimbursed for each class beyond four (4) and each Fund beyond fifty (50) shall not exceed $5,000; and

          (i) Any expenses BISYS shall incur at the written direction of Fifth Third or an officer of the Company thereunto duly authorized.

     4.   Effective Date.
          ---------------

          This Agreement shall become effective on the date upon which the conversion of shareholder accounts, historical records and other agreed upon information to BISYS's transfer agency system takes place (the "Effective Date").

     5.   Term.
          -----

          This Agreement shall continue in effect, unless earlier terminated by either party hereto as provided hereunder, until March 31, 2002 (the "Initial Term"). Thereafter, the Agreement shall continue from time to time until either party terminates the agreement, which shall be effective upon providing at least one hundred eighty (180) days written notice to the other party. Notwithstanding the foregoing, this Agreement may be terminated at any time without penalty (i) by mutual agreement of the parties or (ii) for "cause," as defined below, upon the provision of advance written notice by the party alleging cause.

          For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

          After such termination, for so long as BISYS, with the written consent of Fifth Third, in fact continues to perform any one or more of the services contemplated by this Agreement or any Schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by BISYS but unpaid by Fifth Third upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from Fifth Third, in addition to the fees and disbursements provided by Sections 2 and 3 hereof, the amount of all of BISYS' cash disbursements in connection with BISYS' activities in effecting such termination, including without limitation, the delivery to the Company and/or its distributor or investment adviser and/or other parties, of the Company's property, records, instruments and documents, or any copies thereof. To the extent that BISYS may retain in its possession copies of any Company documents or records subsequent to such termination which copies had not been requested by or on behalf of the Company in connection with the termination process described above, BISYS, for a reasonable fee, will provide the Company with reasonable access to such copies.

          If, during the Initial Term, for any reason other than mutual agreement of the parties or "cause," BISYS is replaced as sub-transfer agent, then Fifth Third shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to BISYS equal to the balance due BISYS for the lesser of (A) the next twelve months or (B) the remainder of the then-current term of this Agreement assuming for purposes of calculation of the payment that such balance shall be based upon the average amount of the Company's assets for the twelve months prior to the date BISYS is replaced.

          In the event the Company is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which BISYS is not retained to provide sub-transfer agency services consistent with this Agreement, including the level of assets subject to such services. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which BISYS is replaced.


          The parties further acknowledge and agree that, in the event BISYS is replaced, as set forth above, (i) a determination of actual damages incurred by BISYS would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate BISYS for damages incurred and is not intended to constitute any form of penalty.

          In the event either party gives notice of termination of this Agreement as provided in this Section, BISYS will cooperate and use all reasonable efforts to assist with the conversion of the data and records maintained by it hereunder to, and the assumption of the services provided by it hereunder by, a replacement provider of transfer agency services.

    6.    Uncontrollable Events.
          ----------------------

          BISYS assumes no responsibility hereunder, and shall not be liable for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

     7.   Legal Advice.
          -------------

          BISYS shall notify Fifth Third at any time BISYS believes that it is in need of the advice of counsel (other than counsel in the regular employ of BISYS or any affiliated companies) with regard to BISYS' responsibilities and duties pursuant to this Agreement; and after so notifying Fifth Third, BISYS, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing and BISYS shall in no event be liable to Fifth Third, the Company or any Fund or any shareholder or beneficial owner of the Company for any action reasonably taken pursuant to such advice.

     8.   Instructions.
          -------------

          Whenever BISYS is requested or authorized to take action hereunder pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder ("shareholder's agent"), concerning an account in a Fund, BISYS shall be entitled to rely upon any certificate, letter or other instrument or communication, believed by BISYS to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Company or by the shareholder or shareholder's agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Company or any other person authorized by the Company's Board of Trustees or by the shareholder or shareholder's agent, as the case may be.

     9.   Standard of Care; Reliance on Records and Instructions;
          -------------------------------------------------------
Indemnification.
----------------

          BISYS shall use its best efforts to ensure the accuracy of all services performed under this Agreement, but shall not be liable to Fifth Third for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties. Fifth Third agrees to indemnify and hold harmless BISYS, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to BISYS' actions taken or nonactions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to BISYS by a duly authorized representative of the Company or Fifth Third; provided that this indemnification shall not apply to actions or omissions of BISYS in cases of its own bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties; and further provided that prior to confessing any claim against it which may be the subject of this indemnification, BISYS shall give Fifth Third written notice of and reasonable opportunity to defend against said claim in its own name or in the name of BISYS.

          BISYS agrees to indemnify and hold harmless Fifth Third, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way relating to BISYS' bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties with respect to the performance of services under this Agreement; provided, that prior to confessing any claim against it which may be the subject of this indemnification, Fifth Third shall give BISYS written notice of and reasonable opportunity to defend against said claim in its own name or in the name of Fifth Third.

     10.  Record Retention and Confidentiality.
          -------------------------------------

          BISYS shall keep and maintain on behalf of the Company all books and records which Fifth Third has agreed to keep and maintain pursuant to Sections
1.09 and 2.03 of the Transfer Agency Agreement. BISYS further agrees that all such books and records shall be the property of the Company and to make such books and records available for inspection by Fifth Third or the Company or by the Securities and Exchange Commission (the "Commission") at reasonable times and otherwise to keep confidential all books and records and other information relative to the Company and its shareholders, except when requested to divulge such information by duly-constituted authorities or court process, or requested by a shareholder or shareholder's agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest, or when requested by Fifth Third or the Company, the shareholder, or shareholder's agent, or the dealer of record as to such account.

     11.  Reports.
          --------

          BISYS will furnish to Fifth Third and to the Company's properly-authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Company in writing, such reports at such times as are prescribed in Schedule C attached hereto, or as subsequently agreed upon by the parties pursuant to an amendment to Schedule C. Fifth Third agrees to examine, or cause an authorized representative of the Company to examine, each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein.

     12.  Rights of Ownership.
          --------------------

          All computer programs and procedures developed to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All records and other data except such computer programs and procedures are the exclusive property of the Company and all such other records and data will be furnished to the Company in a reasonable, appropriate form that is agreed upon by the parties as soon as practicable after termination of this Agreement for any reason.

     13.  Return of Records.
          ------------------

          BISYS may at its option at any time, and shall promptly upon the Company's or Fifth Third's demand, turn over to the Company and cease to retain BISYS' files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection. If not so turned over, such documents and records will be retained by BISYS (i) for six years from the year of creation or
(ii) for such period of time that is required by the federal securities laws or
the rules and regulations of the Commission, whichever is longer.    At the end
of such period, such records and documents will be turned over to the Company or Fifth Third unless the Company or Fifth Third authorizes in writing the destruction of such records and documents.

     14.  Bank Accounts.
          --------------

          To the extent that the performance of services hereunder shall require BISYS to authorize disbursement of amounts for payment of dividends, redemption proceeds or other purposes, the Company and Funds shall provide the Company's custodian with all instructions and authorizations necessary for BISYS to authorize such disbursements.

Representations of Fifth Third.
--------------------------------

          Fifth Third certifies to BISYS that this Agreement has been duly authorized by Fifth Third and, when executed and delivered by Fifth Third, will constitute a legal, valid and binding obligation of Fifth Third, enforceable against Fifth Third in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

     16.  Representations of BISYS.
          -------------------------

          BISYS represents and warrants that: (a) BISYS has been in, and shall continue to be in, substantial compliance with all provisions of law, including
Section 17A(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), required in connection with the performance of its duties under this Agreement; (b) the various procedures and systems which BISYS has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Company and BISYS' records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder; and (c) this Agreement has been duly authorized by BISYS and, when executed and delivered by BISYS, will constitute a legal, valid and binding obligation of BISYS enforceable against BISYS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

     17.  Insurance.
          ----------

          The Company shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. BISYS shall notify Fifth Third should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. BISYS shall notify Fifth Third of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify Fifth Third from time to time as may be appropriate of the total outstanding claims made by BISYS under its insurance coverage.

     18.  Information Furnished by Fifth Third.
          --------------------------------------

          Fifth Third has furnished to BISYS the following:

          (a) Copies of the Declaration of Trust of the Company and the Declaration of Trust of Fifth Third and of any amendments thereto, certified by the proper official of the state in which each such document has been filed.

          (b)  Copies of the following documents:

               1. The Company's and Fifth Third's Bylaws and any amendments thereto;

               2.   Certified copies of the following resolutions:

                    A. Resolutions of the Board of Directors/Trustees of Fifth Third authorizing (i) a specified officer of Fifth Third to execute and deliver this Agreement and (ii) specified officers of Fifth Third to instruct BISYS hereunder; and

                    B. Resolutions of the Board of Directors/Trustees of the Company authorizing (i) Fifth Third to act as Transfer Agent for the Company and (ii) specified officers of the Company to instruct Fifth Third pursuant to the Transfer Agency Agreement.

          (c) A list of all officers of the Company and Fifth Third, together with specimen signatures of those officers, who are authorized to instruct BISYS in all matters.

          (d) Two copies of the following (if such documents are employed by the Company):

               1.   Prospectuses and Statement of Additional Information;

               2.   Distribution Agreement; and

               3. All other forms commonly used by the Company or its Distributor with regard to their relationships and transactions with shareholders of the Funds.

          (e) A certificate as to shares of beneficial interest of the Company authorized, issued, and outstanding as of the Effective Date of Fifth Third's appointment as Fifth Third's (or as of the date on which Fifth Third's services are commenced, whichever is the later date) and as to receipt of full consideration by the Company for all shares outstanding, such statement to be certified by the Treasurer of the Company.

     19.  Information Furnished by BISYS.
          -------------------------------

          BISYS has furnished to Fifth Third the following:

          (a)  BISYS' Articles of Incorporation and any amendments thereto.

          (b)  BISYS' Bylaws and any amendments thereto.

          (c) Certified copies of actions of BISYS covering the following matters:

               1. Approval of this Agreement, and authorization of a specified officer of BISYS to execute and deliver this Agreement;

               2. Authorization of BISYS to act as Sub-Transfer Agent for the Company.

          (d) A copy of the most recent independent accountants' report relating to BISYS' internal accounting control systems as filed with the Commission pursuant to Rule 17Ad-13 under the Exchange Act.

     20.  Amendments to Documents.
          ------------------------

          Fifth Third shall furnish BISYS written copies of any amendments to, or changes in, any of the items referred to in Section 18 hereof forthwith upon such amendments or changes becoming effective.

     21.  Reliance on Amendments.
          -----------------------

          BISYS may rely on any amendments to or changes in any of the documents and other items to be provided by Fifth Third pursuant to Sections 18 and 20 of this Agreement and Fifth Third hereby indemnifies and holds harmless BISYS from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character which may result from actions or omissions on the part of BISYS in reasonable reliance upon such amendments and/or changes; provided, however, that such indemnification shall not apply to actions or omissions of BISYS in cases of its own bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. Although BISYS is authorized to rely on the above-mentioned amendments to and changes in the documents and other items to be provided pursuant to Sections 18 and 20 hereof, BISYS shall be under no duty to comply with or take any action as a result of any of such amendments or changes unless Fifth Third first obtains BISYS' written consent to and approval of such amendments or changes.

     22.  Compliance with Law.
          --------------------

          Except for the obligations of BISYS set forth in Section 10 hereof, Fifth Third represents and warrants that the Company has assumed full responsibility for the preparation, contents, and distribution of each prospectus of the Company as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), the 1940 Act, and any other laws, rules and regulations of governmental authorities having
jurisdiction.    Fifth Third further represents and warrants that no shares of the Company will be offered to the public until the Company's registration statement under the 1933 Act and the 1940 Act has been declared or becomes effective.

          BISYS shall not be responsible for the offer or sale of shares of the Funds in violation of any requirement under the federal securities laws or regulations or in violation of any stop order or other determination or ruling by any federal agency unless the violation results from any action or omission by BISYS or any of its agents or sub-contractors which fails to comply with written instructions of Fifth Third or the Company or any officer of the Company that no offers or sales be made in general.

     23.  Notices.
          --------

          Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the following address: if to Fifth Third, at 38 Fountain Square Plaza, Cincinnati, Ohio 45263, Attention: Chief Legal Counsel; and if to BISYS, at 3435 Stelzer Road, Columbus, Ohio 43219, Attention:
President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.


     24. Headings.
         --------

         Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.


     25. Assignment.
         ----------

         This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.


     26. Governing Law.
         -------------

         This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that applicable laws of the State of Ohio, or any of the provisions herein, conflict with applicable provisions of the 1940 Act, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                        THE FIFTH THIRD BANK

                                        By: /s/ James Berghausen

                                        Title: Senior Vice President

                                        BISYS FUND SERVICES OHIO, INC.

                                        By: /s/ Mark A. Dillon

                                        Title: Executive Vice President

                                  SCHEDULE A
                                  ----------

                                    TO THE
                         SUB-TRANSFER AGENCY AGREEMENT
                                    BETWEEN
                             THE FIFTH THIRD BANK
                                      AND

                        BISYS FUND SERVICES OHIO, INC.

                                   SERVICES
                                   --------


1.   Shareholder Transactions
     ------------------------

     a. Process shareholder purchase and redemption orders.

     b. Set up account information, including address, dividend option, taxpayer identification numbers and wire instructions.

     c. Issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended.

     d. Issue periodic statements for shareholders.

     e. Process transfers and exchanges.

     f. Process dividend payments, including the purchase of new shares, through dividend reimbursement.

     g. Perform all processing functions to support a proprietary cash sweep program.

2.   Shareholder Information Services
     --------------------------------

     a. Make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information.

     b. Produce detailed history of transactions through duplicate or special order statements upon request.

     c. Provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders.

3.   Compliance Reporting
     --------------------

     a. Provide reports to the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and the States in which the Fund is registered or is required to file a form of notification.

     b. Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund and shareholder income and capital gains.

     c.  Issue tax withholding reports to the Internal Revenue Service.

4.   Dealer/Load Processing (if applicable)

     a. Provide reports for tracking rights of accumulation and purchases made under a Letter of Intent.

     b. Account for separation of shareholder investments from transaction sale charges for purchase of Fund shares.

     c. Calculate and pay fees due under 12b-1 plans for distribution and marketing expenses.

     d. Track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases in a load Fund.

     e. Prepare and distribute appropriate reports, including sales reports and reports to the Company's Board of Trustees, needed to support "B", "C" and other share classes of the Company.

5.   Shareholder Account Maintenance
     -------------------------------

     a.  Maintain all shareholder records for each account in the Company.

     b. Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

     c.  Record shareholder account information changes.

     d.  Maintain account documentation files for each shareholder.

                                  SCHEDULE B
                                  ----------

                                    TO THE
                         SUB-TRANSFER AGENCY AGREEMENT
                                    BETWEEN
                             THE FIFTH THIRD BANK
                                      AND

                        BISYS FUND SERVICES OHIO, INC.


                                     FEES
                                     ----

Asset-Based Fees:
-----------------
        Pursuant to Section 2 and subject to the fee schedule set forth below under "Account-Based Fees," in consideration of the services rendered and expenses assumed pursuant to this Agreement, Fifth Third will pay or cause to be paid to BISYS on the first business day of each month, or at such time(s) as the parties hereto shall agree, a fee computed daily at the annual rate of:

                  2.25 one-hundredths of one percent (.0225%) of each Fund's average daily net assets.


Account-Based Fees:
-------------------

        Notwithstanding the foregoing, and subject to the limitation set forth below, in the event the combined net assets of all of the Funds fall below $3.5 billion at any time during the term of this Agreement, Fifth Third shall pay or cause to be paid to BISYS the sum of (i) the asset-based fee set forth above and
(ii) an account-based fee of $20 per account; provided, however, that in no event shall the total fee payable under this paragraph exceed the asset-based fee amount payable on combined average daily net assets of $3.5 billion.

Out-of-pocket Expenses:
-----------------------

        BISYS shall be entitled to be reimbursed for its out-of-pocket expenses, as set forth in Section 3 of the Sub-Transfer Agency Agreement to which this Schedule B is attached.

                                  SCHEDULE C
                                  ----------

                                    TO THE
                         SUB-TRANSFER AGENCY AGREEMENT
                                    BETWEEN
                             THE FIFTH THIRD BANK
                                      AND

                        BISYS FUND SERVICES OHIO, INC.


                                    REPORTS
                                    -------

1.  Daily Shareholder Activity Journal

2.  Daily Fund Activity Summary Report

    a.  Beginning Balance

    b.  Dealer Transactions

    c.  Shareholder Transactions

    d.  Reinvested Dividends

    e.  Exchanges

    f.  Adjustments

    g.  Ending Balance

3.  Daily Wire and Check Registers

4.  Monthly Dealer Processing Reports

5.  Monthly Dividend Reports

6.  Sales Data Reports

7. Annual report by independent public accountants concerning BISYS' shareholder system and internal accounting control systems to be filed with the Securities and Exchange Commission pursuant to Rule 17Ad-13 of the Securities Exchange Act of 1934, as amended.

8. Such special reports and additional information that the parties may agree upon, from time to time.


                                      C-1